Shareholder Meeting Results (Unaudited)
iSHARES® TRUST

A special meeting of shareholders of iShares Trust was held on November 4, 2009.  The shareholder meetings for certain Funds were subsequently adjourned several times. The proposals approved by the shareholders at the adjourned meetings and the results of the shareholder vote were as follows:

Proposal 1
To approve a new investment advisory agreement between the Trust and Barclays Global Fund Advisors (“BGFA”), on behalf of each Fund, which took effect upon the consummation of the Barclays PLC binding agreement to sell its interest in BGFA and certain affiliated companies to BlackRock, Inc.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes*
S&P Global 100	5,173,071	94,691	114,295	672,544
S&P Global Consumer Discretionary Sector	1,400,591	4,025	9,189	28,168
S&P Global Consumer Staples Sector	2,088,088	36,168	43,077	285,153
S&P Global Energy Sector	14,221,500	382,358	444,349	1,858,201
S&P Global Financials Sector	3,054,889	68,219	85,622	529,783
S&P Global Healthcare Sector	3,707,429	85,231	84,914	973,761
S&P Global Industrials Sector	1,118,508	18,775	22,191	110,553
S&P Global Materials Sector	7,343,673	136,954	170,249	-
S&P Global Nuclear Energy	177,001	3,862	3,172	14,446
S&P Global Technology Sector	2,930,665	105,035	60,540	482,904
S&P Global Timber & Forestry	491,236	8,791	10,652	-

Proposal 2
To approve a change in the classification of the iShares S&P Global Energy Sector, iShares S&P Global Healthcare Sector and iShares S&P Global Technology Sector Index Funds’ investment objective from a fundamental investment policy to a non-fundamental investment policy.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes*
S&P Global Energy Sector	12,912,764	1,607,786	527,657	1,858,201
S&P Global Healthcare Sector	3,400,785	177,530	299,259	973,761
S&P Global Technology Sector	2,784,148	166,123	145,969	482,904

*
Broker non-votes are proxies received by the Fund from brokers or nominees who did not receive instructions from the beneficial owner or other persons entitled to vote and who have no discretionary power to vote on a particular matter.  Broker non-votes have the effect of a vote against the proposal.